EXHIBIT 21

LIST OF SUBSIDIARIES
ZIONS BANCORPORATION, NATIONAL ASSOCIATION
AT DECEMBER 31, 2024

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION/ORGANIZATION

Regency Service Corporation	California

Terra Amica, LLC	Delaware

Zions Capital Partners, Inc.	Delaware

Zions Center of Excellence, LLC	Delaware

Zions Opportunity Fund, Inc.	Delaware

Zions SBIC, LLC	Delaware

PPS Data, LLC	Nevada

Amegy Holding Texas, Inc.	Texas

Exchange Services, LLC	Utah

Zions Capital Advisors, Inc.	Utah

Zions Direct, Inc.	Utah

Zions Insurance Agency, Inc.	Utah

Zions Public Finance, Inc.	Utah

ZMFU II, Inc.	Utah